Exhibit 3.2

DocuSign Envelope ID: C5B93ACA-A492-4A2B-B912-75CC6232DD16

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☒ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Fresh Vine Wine, Inc. Entity or Nevada Business Identification Number (NVID): NV20212299269
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series A Convertible Preferred Stock
5. Amendment of class or series of stock:	☒ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Section 4 of the Certificate of Designation of Series A Convertible Preferred Stock of Fresh Vine Wine, Inc. is hereby amended, in its entirety, to read as set forth on the attachment hereto.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X DocuSigned by: [signature] D25EC1CAC0EE4E4... Signature of Officer Date: 07/29/2023

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 12/12/2022

FRESH VINE WINE, INC.

AMENDMENT NO. 1

TO THE

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO THE

NEVADA REVISED STATUTES

The undersigned, Michael Pruitt, does hereby certify that:

1.	He is the Chief Executive Officer of Fresh Vine Wine, Inc., a Nevada corporation (the “Corporation”).

2.	The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Nevada Revised Statutes:

WHEREAS, on July 27, 2023, the Corporation filed the original Certificate of Designation, Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Corporation (the “Original Certificate of Designation”) for the Series A Convertible Preferred Stock (the “Preferred Stock”);

WHEREAS, as of the date of this Amendment No. 1 to Certificate of Designation, Preferences, Rights and Limitations of Series A Convertible Preferred Stock (this “Amendment”), no shares of Preferred Stock have been issued;

WHEREAS, it is the desire of the Board of Directors to amend the Original Certificate of Designation as set forth in this Amendment;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby amends the Original Certificate of Designation as follows:

1. Section 4 of the Original Certificate of Designation is revised in its entirety to read as follows:

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Holders of Preferred Stock shall vote as a single class with the holders of the Common Stock on an “as converted” basis on all matters submitted to a vote of stockholders of the Corporation (taking into account, for the avoidance of doubt, the conversion restrictions in paragraphs 6(e) resulting from the Exchange Share Cap and the Individual Holder Share Cap, if and as applicable); provided, however, that (i) the Preferred Stock is not entitled to vote on any proposal to approve the issuance of Common Stock pursuant to this Certificate of Designation in excess of the Exchange Share Cap or the Individual Holder Share Cap, in each case as required by the NYSE American LLC Company Guide (it being further acknowledged that Conversion Shares or Dividend Shares outstanding on the record date for such approval, if any, will not be taken into account in tabulating the results of such vote), and (ii) solely for purposes of determining the voting rights of the Holders of Preferred Stock under this Section 4 (and not for purposes of determining the actual Conversion Ratio under Section 6), the Conversion Price shall be equal to the most recent closing sale price of the Common Stock as of the execution and delivery of the Securities Purchase Agreement. As long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of all of the then-outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the Holders, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

2. Except as amended herein, the Original Certificate of Designation and all other terms, covenants and provisions therein shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Fresh Vine Wine, Inc. to be signed by its Chief Executive Officer on this 30th day of July, 2023.

/s/ Michael D. Pruitt
Name:	Michael D. Pruitt
Title:	Interim Chief Executive Officer

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